Exhibit 99.1

- Dosing first Phase 2 LUNA trial participant with ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022) on track for the third quarter of 2022 and preliminary data anticipated throughout 2023

- Cash runway extended into 2025 to prioritize the clinical development of Ixo-vec and provide additional resources beyond anticipated one-year topline results of the Phase 2 LUNA trial

REDWOOD CITY, Calif., August 11, 2022 – Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases, today announced financial results for the second quarter ended June 30, 2022.

“Over the course of the second quarter, we have made tremendous progress in advancing the clinical development of Ixo-vec (ADVM-022) in our mission to overcome the challenges associated with the current treatment paradigms for wet age-related macular degeneration,” stated Laurent Fischer, M.D., president and chief executive officer at Adverum Biotechnologies. “In April, we received Type C feedback from the U.S. Food and Drug Administration that culminated in the submission of our Investigational New Drug amendment advancing Ixo-vec into Phase 2. We are also pleased to have been granted Priority Medicines designation from the European Medicines Agency, which recognizes the significant unmet medical need in wet AMD and provides enhanced support for research and development of Ixo-vec. Our program is the first gene therapy program addressing a highly prevalent disease to receive this designation. Despite recent product introductions, the standard of care for wet AMD requiring life-long, bolus, intravitreal injections in the eye every four to 12 weeks is overly burdensome for patients and leads to fluctuation in macular fluid and potential long-term vision loss. We believe PRIME designation recognizes the benefits that longer-duration therapeutics, such as Ixo-vec, that are designed to enable continuous expression of anti-VEGF over years can bring to patients, caregivers, retinal specialists, payers and healthcare systems.”

Recent Highlights

•In April 2022, the U.S. Food and Drug Administration (FDA) provided Adverum with Type C Meeting feedback.
•In late May 2022, Adverum submitted its Investigational New Drug (IND) amendment to the FDA to initiate its Phase 2 LUNA trial of Ixo-vec.
•In June 2022, The European Medicines Agency (EMA) granted Priority Medicines (PRIME) designation for ADVM-022 in wet AMD.
•In July 2022, Adverum initiated a corporate restructuring, prioritizing Ixo-vec’s clinical development and focusing its pipeline strategy on certain highly prevalent ocular diseases. The restructuring measures are expected to extend the company’s cash runway by one year into 2025.

•Adverum presented data from the OPTIC trial and preclinical studies of Ixo-vec at three key scientific meetings:
◦An oral presentation at the American Society of Gene and Cell Therapy (ASGCT) 2022 Annual Meeting in May highlighted data demonstrating that the human equivalent Ixo-vec dose of 6x10^10 vg/eye (6E10) provided therapeutic levels of aflibercept in non-human primates.
◦An oral presentation at the Macula Society’s 2022 Annual Meeting in June featured an update on aflibercept protein expression data which remained stable through three years post-treatment with Ixo-vec and improvement in anatomic outcomes stratified by baseline neutralizing antibodies (NAbs) titers in the OPTIC trial.
◦An oral presentation at the American Society of Retina Specialists (ASRS) 2022 Annual Meeting in July detailed an 81%-98% reduction in annualized anti-VEGF injections and demonstrated continuous therapeutic aflibercept protein expression levels through three years following a single, intravitreal (IVT) injection of ADVM-022, along with data demonstrating that mean best-corrected visual acuity and central subfield thickness were maintained or improved in subjects in the OPTIC trial.

Anticipated Milestones
•Third Quarter of 2022 – Plan to dose first patient in a Phase 2 LUNA trial of Ixo-vec in wet AMD
•Preliminary LUNA data anticipated throughout 2023

Financial Results for the Three Months Ended June 30, 2022

•Cash, cash equivalents and short-term investments were $235.8 million as of June 30, 2022, compared to $305.2 million as of December 31, 2021. Adverum expects the June 30, 2022 cash position to fund operations into 2025.
•Research and development expenses were $30.3 million for the three months ended June 30, 2022, compared to $22.6 million for the same period in 2021. Research and development expenses increased primarily due to higher clinical trial-related expenses, license costs, impairment of property and equipment and higher personnel-associated costs. Stock-based compensation expense included in research and development expenses was $1.8 million for the second quarter of 2022.
•General and administrative expenses were $13.8 million for the three months ended June 30, 2022, compared to $21.9 million for the same period in 2021. General and administrative expenses decreased primarily due to lower professional services costs, lower personnel-associated costs, and lower consultants and contractor expenses. Stock-based compensation expense included in general and administrative expenses was $3.1 million for the second quarter of 2022.
•Net loss was $43.8 million, or $0.44 per basic and diluted share, for the three months ended June 30, 2022, compared to $44.3 million, or $0.45 per basic per basic and diluted share, for the same period in 2021.

About LUNA Trial of Ixo-vec in Wet AMD
Ixoberogene soroparvovec (Ixo-vec) is Adverum’s clinical-stage gene therapy product candidate being developed for the treatment of wet AMD. Ixo-vec utilizes an engineered, proprietary vector capsid, AAV.7m8, carrying an aflibercept coding sequence under the control of a proprietary expression cassette. Unlike other ophthalmic gene therapies that require surgery to administer the gene therapy under the retina (sub-retinal approach), Ixo-vec has the advantage of being administered as a one-time IVT injection in the office and is designed to deliver long-term efficacy and reduce the burden of frequent anti-vascular endothelial growth factor (VEGF) injections, optimize patient compliance, and improve vision outcomes for patients with wet AMD.

The LUNA trial is a multicenter, double-masked, randomized, parallel-group Phase 2 study evaluating two doses of Ixo-vec, including the 2x10^11 vg/eye (2E11) dose and a new, lower 6x10^10 vg/eye (6E10) dose, in wet AMD. The trial will randomize up to 72 participants equally across two doses and four prophylactic steroid regimens in 40 sites in the U.S. and Europe.

About Wet Age-Related Macular Degeneration

Wet AMD, also known as neovascular AMD or nAMD, is an advanced form of AMD, affecting approximately 10% of patients living with AMD. Wet AMD is a leading cause of blindness in patients over 65 years of age, with a prevalence of approximately 20 million individuals worldwide living with this condition. The incidence of new cases of wet AMD is expected to grow significantly worldwide as populations age. AMD is expected to impact 288 million people worldwide by 2040, with wet AMD accounting for approximately 10% of those cases.

About Adverum Biotechnologies

Adverum Biotechnologies (NASDAQ: ADVM) is a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases with the aspiration of developing functional cures for these diseases to restore vision and prevent blindness. Leveraging the research capabilities of its proprietary, intravitreal (IVT) platform, Adverum is developing durable, single-administration therapies, designed to be delivered in physicians’ offices, to eliminate the need for frequent ocular injections to treat these diseases. Adverum is evaluating its novel gene therapy candidate, ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), as a one-time, IVT injection for patients with neovascular or wet age-related macular degeneration. By overcoming the challenges associated with current treatment paradigms for these debilitating ocular diseases, Adverum aspires to transform the standard of care, preserve vision, and create a profound societal impact around the globe. For more information, please visit www.adverum.com.

Forward-looking Statements

Statements contained in this press release regarding events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements under the caption “Anticipated Milestones” and cash runway extension of one year into 2025. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including risks inherent to, without limitation: Adverum’s novel technology, which makes it difficult to predict the timing of commencement and completion of clinical trials; regulatory uncertainties; enrollment uncertainties; the results of early clinical trials not always being predictive of future clinical trials and results; and the potential for future complications or side effects in connection with use of Ixo-vec. Additional risks and uncertainties facing Adverum are set forth under the caption “Risk Factors” and elsewhere in Adverum’s Securities and Exchange Commission (SEC) filings and reports, including Adverum’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 12, 2022. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Corporate & Investor Inquiries

Anand Reddi
Vice President, Head of Corporate Strategy and External Affairs & Engagement
Adverum Biotechnologies, Inc.
T: 650-649-1358
E: areddi@adverum.com

Media

Megan Talon
Associate Director, Corporate Communications
Adverum Biotechnologies, Inc.
T: 650-649-1006
E: mtalon@adverum.com

Adverum Biotechnologies, Inc.
Consolidated Balance Sheets
(In thousands)

	June 30 2022 (Unaudited)		December 31 2021 (1)	
Assets				
Current assets:				
Cash and cash equivalents	$	91,870	$	34,195
Short-term investments		143,971		270,993
Lease incentive receivable		-		5,709
Prepaid expenses and other current assets		10,190		6,248
Total current assets		246,031		317,145
Property and equipment, net		38,233		33,060
Operating lease right-of-use asset		83,766		86,000
Restricted cash		2,503		2,503
Deferred rent receivable		4,145		769
Deposit and other long-term assets		277		250
Total assets	$	374,955	$	439,727
Liabilities and stockholders' equity				
Current liabilities:				
Accounts payable	$	4,698	$	1,387
Lease liability, current portion		6,292		1,886
Accrued expenses and other current liabilities		19,630		18,047
Total current liabilities		30,620		21,320
Lease liability, net of current portion		99,193		101,108
Other noncurrent liabilities		1,020		1,114
Total liabilities		130,833		123,542
Stockholders' equity:				
Common stock		10		10
Additional paid-in capital		975,653		964,965
Accumulated other comprehensive loss		(1,796)		(714)
Accumulated deficit		(729,745)		(648,076)
Total stockholders' equity		244,122		316,185
Total liabilities and stockholders' equity	$	374,955	$	439,727

(1) Derived from Adverum's annual audited consolidated financial statements.